                                                                    EXHIBIT 99.1


                                                      Contact:    Tony Tortorici
                                                                    404-365-9393



                        HARRY'S FARMERS MARKET RECEIVES
            SIGNIFICANT INVESTMENT; JOINS FORCES WITH BOSTON CHICKEN


ATLANTA--JAN. 31, 1997 -- Harry's Farmers Market, Inc. (Nasdaq: HARY) announced today that it has received $23 million of new capital from Progressive Food Concepts, Inc. (PFCI), a new company formed with the help of Boston Chicken, Inc. (Nasdaq-NMS: BOST). Harry's will use the proceeds to repay bank debt, increase efficiencies at its food manufacturing and central bakery facilities and to refine its existing Harry's In A Hurry concept with a view towards broad-based expansion.

PFCI has been funded with a convertible loan from Boston Chicken and equity from management and private investors. Boston Chicken has the option to convert the loan into a majority interest in PFCI at a later date.

The agreements between Harry's and PFCI include: (1) a $20 million investment from PFCI in the form of a long term loan to Harry's that can be exchanged for up to 5 million shares of Class A common stock in Harry's, (2) $1 million from PFCI for warrants to purchase 2 million shares of Class A common stock in Harry's with exercise prices ranging from $4.00 - $5.50 per share, (3) a mutual consulting agreement between Harry's and PFCI pursuant to which PFCI will pay Harry's $500,000 at closing, and (4) $1.5 million and 2.5 percent equity interest in PFCI, in exchange for intellectual property of Harry's, including development and trademark rights to its concepts outside of Georgia and Alabama. There are no ongoing royalties or fees associated with the transfer of these rights. At closing, $12 million of the loan will be funded with the remaining commitment available to refine business models as agreed to between Harry's and PFCI. Assuming full exercise of its rights to acquire Harry's stock, PFCI could own approximately 43% of Harry's.

Harry's, under the leadership of Harry Blazer, will continue to own and operate all of its current stores as well as any future Harry's stores opened in Georgia and Alabama. Mr. Blazer will also serve on the Board of Directors of PFCI.

The goal of PFCI and Harry's, working together, will be to capitalize on emerging trends in the food buying habits of today's consumer with a focus on branded take-home meal solutions, particularly ready-to-heat prepared foods. Harry's intends to immediately focus its attention on refining its business model through testing and experimentation and could incur losses associated with such activities.

Harry Blazer, Chairman, President and CEO of Harry's said, "This is a momentous day in the history of Harry's Farmers Market. We are excited about the involvement of Boston Chicken and the confidence Boston Chicken has shown in our concepts as evidenced by its commitment to the new venture. Combining our expertise in high quality, fresh, ready-to-heat prepared foods, fruits, vegetables, meat and seafood with the multi-unit retail knowledge, systems, infrastructure and development expertise available from Boston Chicken could create tremendous opportunities."

Blazer continued: "I am looking forward to working with Saad Nadhir, Chairman and CEO of PFCI. I consider him one of the most significant talents in food retailing today. I believe, together, we can help put "wheels" on the Harry's concept and actualize our dream of quality growth in Georgia and Alabama. I would like to express my gratitude to my customers, vendors and employees, and my wife, Janet, whose support have made this day possible. I would like to give special thanks to my Board of Directors, especially to Board member Robert Glustrom, and Harry's corporate attorney, John Latham, for their hard work, encouragement and guidance since my return to the company in October of 1995, and especially in helping to get this deal consummated."

                                    --MORE--

Saad Nadhir, Chairman and CEO of PFCI, added "We're fortunate to have Harry Blazer, an entrepreneur with 20 years of fresh food retailing experience, as a partner. Harry's quality standards and personal commitment to these standards are unsurpassed in the food retailing industry. Harry has pioneered innovative approaches in both the ready-to-heat and perishable food segments, combining proprietary production processes with leading-edge retail formats. This new venture provides an excellent opportunity to combine Harry's know-how with the experience we have gained and the brands we have built at Boston Market."

Harry's owns and operates five stores in the Atlanta area, including three Harry's Farmers Markets, mega markets specializing in high quality fresh fruits and vegetables; meats and seafood; fresh-bakery goods; freshly-made ready-to-heat and ready-to-eat prepared foods; and deli, cheese and dairy products, and two Harry's In A Hurry stores which are smaller than the mega markets, with more emphasis on fresh, ready-to-heat and ready-to-eat prepared foods of high quality. Harry's line of over 300 prepared food products and meals are made in the company's 28,000 square foot USDA-approved manufacturing facility, while over 200 proprietary bakery items are baked fresh daily in Harry's 55,000 square foot bakery.

Boston Chicken, Inc. franchises and operates Boston Market food service stores that specialize in fresh convenient meals featuring home style entrees, fresh vegetables, salads and side dishes, including mashed potatoes made from scratch. Boston Market combines the freshness and quality of traditional home cooking with convenience and value. As of December 29, 1996, there were 1,087 Boston Market stores in 38 states and the District of Columbia.

                                    #  #  #


                                      -2-